Exhibit 99.1

MasterCard Incorporated Reports

Third-Quarter 2008 Financial Results

•	Quarterly net income of $322 million, or $2.47 per diluted share, excluding a special item

•	Quarterly net loss of $194 million, or $1.49 per diluted share, including a special item

•	Quarterly net revenue growth of 23.6%, to $1.3 billion

•	Gross dollar volume up 12.3%; purchase volume up 13.3%

Purchase, NY, November 3, 2008 – MasterCard Incorporated (NYSE:MA) today announced financial results for the third quarter of 2008. The company reported net income of $322 million, or $2.47 per diluted share, excluding a special item, and a net loss of $194 million, or $1.49 per diluted share, including the special item — a $515.5 million net after-tax charge related to an antitrust litigation settlement. The company’s total operating expenses, operating margin, other income, effective tax rate, net income and earnings per share, excluding the special item, are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying financial tables.

Net revenue for the third quarter of 2008 was $1.3 billion, a 23.6% increase versus the same period in 2007. Currency fluctuations (driven by movement of the euro and the Brazilian real relative to the U.S. dollar) contributed 3.5 percentage points of the increase in net revenue for the quarter. The higher net revenue in the third quarter versus the same period in 2007 was fueled by:

•	Growth in MasterCard’s gross dollar volume, which increased 12.3%, on a local currency basis, to $662 billion;

•	A 13.0% increase in the number of transactions processed, to 5.4 billion;

•	An increase in cross-border volumes of 18.0%; and

•	Pricing changes, which contributed approximately 5 percentage points of the net revenue growth.

Worldwide purchase volume during the quarter rose 13.3% on a local currency basis, versus the third quarter of 2007, to $497 billion, driven by increased cardholder spending on a growing number of MasterCard cards. As of September 30, 2008, the company’s financial-institution customers had issued 970 million MasterCard cards, an increase of 10.3% over the cards issued at September 30, 2007.

“We are very pleased with our third-quarter performance and our ability to deliver strong financial results given the declining global economy,” said Robert W. Selander, MasterCard president and chief executive officer. “At a time of unprecedented economic challenges, consumers, businesses, and governments around the world have continued to migrate toward various forms of electronic payments.”

-more-

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Selander also noted: “As we are not immune from the long-term effects of the current economic environment, we have significantly accelerated the focus on our cost structure, while making sure we remain prudent in allocating resources to those investments that will enable us to drive growth worldwide, today and in the future. Our focus on our customers has never been more important as we work side by side with financial institutions to help them continue to develop the value of their payments businesses. Our account teams and MasterCard Advisors are helping our customers address risk management, reduce write-offs, improve segmentation efforts, and deliver more relevant messages to cardholders.

“Looking ahead, the long-term opportunity for MasterCard remains unchanged — to displace cash and checks, and continue to advance commerce globally, creating long-term value for our customers, merchants and shareholders alike,” said Selander.

The special item for the third quarter of 2008 represented:

•

An $827.5 million net pre-tax charge related to the antitrust litigation settlement between MasterCard and Discover Financial Services, which was announced on October 27, 2008. On an after-tax basis, this equates to approximately $515.5 million.

Excluding the special item, total operating expenses increased 8.3%, to $790 million, during the third quarter of 2008 compared to the same period in 2007. Currency fluctuations contributed 2.4 percentage points of this increase. Growth in total operating expenses was driven by:

•

A 14.1% increase in general and administrative expenses, primarily resulting from higher personnel expenses due to new personnel and higher contractor costs, foreign currency transaction losses and increased litigation expenses. Currency fluctuations represented approximately 2.0 percentage points of the increase; and

•

A 1.1% increase in advertising and marketing expenses versus the year-ago period, with approximately 3.0 percentage points of the increase primarily related to the impact of foreign currency fluctuations.

Including the special item, total operating expenses for the third quarter of 2008 increased 121.7% versus the year-ago period, to $1.6 billion.

Excluding the special item, the operating margin was 41.0% for the third quarter of 2008, up 8.4 percentage points over the year-ago period. Including the special item, the operating margin was a negative 20.9% for the third quarter of 2008.

Total other expense was $14 million in the third quarter of 2008 versus other income of $129 million in the third quarter of 2007. The decrease was primarily due to gains realized in the third quarter of 2007 from the sale of a portion of the company’s investment in Redecard S.A. in Brazil. Interest expense versus the year-ago period increased $23 million primarily due to the interest accretion associated with the American Express settlement that occurred in the second quarter of 2008.

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Excluding the special item, MasterCard’s effective tax rate was 39.7% in the third quarter of 2008, versus 34.8% in the comparable period in 2007. The increase was primarily due to a tax charge for the remeasurement of deferred tax assets as a result of a change in the company’s estimated effective state tax rate. Including the special item, the effective tax rate was 34.1% benefit and 34.8% expense for the third quarters of 2008 and 2007, respectively. The decrease in the effective tax rate was primarily due to the tax benefit related to the charge for the Discover settlement, partially offset by the tax charge for the remeasurement of deferred tax assets.

Year-to-Date 2008 Results

For the nine months ended September 30, 2008, MasterCard reported net income of $1.0 billion, or $7.59 per diluted share, excluding the impact of special items, and a net loss of $493 million, or $3.79 per diluted share, including special items.

Special items for the nine months ended September 30, 2008, included:

•	$75 million pre-tax gain from the termination of a customer business agreement;

•	A $1.65 billion pre-tax charge related to the antitrust litigation settlement between MasterCard and American Express; and

•	An $827.5 million net pre-tax charge related to the Discover litigation settlement.

Special items for the nine months ended September 30, 2007 included:

•	A $3.4 million reserve recorded for a litigation settlement; and

•	$90 million in other income related to a settlement received under an agreement to discontinue the company’s sponsorship of the 2010 and 2014 World Cup soccer events.

Net revenue for the nine months ended September 30, 2008, was $3.8 billion, a 25.8% increase versus the same period in 2007. In addition to growth in GDV, processed transactions and cross-border transaction volumes, this increase was driven by pricing changes, primarily cross-border transaction pricing implemented in January 2008, which contributed approximately 5 percentage points of the revenue growth in the year-to-date period. Currency fluctuation contributed approximately 4.6 percentage points of the increase in revenue in the year-to-date period.

Excluding special items for both periods, total operating expenses increased 11.3%, to $2.3 billion, for the nine-month period compared to the same period in 2007, primarily due to higher personnel expenses. Currency fluctuations contributed 3.3 percentage points of this increase. Including special items, operating expenses increased 131.4%, to $4.8 billion.

Excluding special items, the operating margin was 39.3% for the nine months ended September 30, 2008, up 7.9 percentage points over the year-ago period. Including special items, the operating margin was a negative 26.5% for the nine months ended September 30, 2008.

Total other income was $169 million for the nine-month period versus $268 million for the same period in 2007, including special items in both periods. The decrease was primarily

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driven by lower gains and dividends from the sale of Redecard securities and the settlement received in 2007 related to discontinuing the company’s sponsorship of World Cup soccer events, partially offset by the termination of a customer business agreement in the first quarter of 2008. Additionally, interest expense versus the year-ago period increased $25 million primarily due to the interest accretion associated with the American Express settlement.

MasterCard’s effective tax rate, excluding special items, was 36.6% in the nine months ended September 30, 2008, versus a rate of 35.1% in the comparable period in 2007. The increase was primarily driven by a tax charge for the remeasurement of deferred tax assets, as a result of a change in the company’s estimated effective state tax rate. Including the special items, the effective tax rate was 40.4% for the 2008 period, and 35.1% for the 2007 period. The increase in the effective tax rate was primarily due to the tax benefits related to the charges for the American Express and Discover settlements. This was partially offset by the tax charge for the remeasurement of deferred tax assets.

Third-Quarter 2008 Financial Results Conference Call Details

At 5:00 p.m. EST today, the company will host a conference call to discuss its third-quarter 2008 financial results.

The dial-in information for this call is 800-299-7635 (within the US) and 617-786-2901 (outside the US) and the passcode is 66633880. A replay of the call will be available for one week thereafter. The replay can be accessed by dialing 888-286-8010 (within the US) and 617-801-6888 (outside the US) and using passcode 73000963.

The live call and the replay, along with supporting materials, can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes over 18 billion transactions each year, and provides industry-leading analysis and consulting services to financial institution customers and merchants. Through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

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Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation:

•	the company’s ability to benefit from the continued migration of consumers, businesses, and governments to various forms of electronic payments;

•	the company’s ability to navigate through the current economic environment;

•	the company’s ability to manage and refine its cost structure to drive current and future growth;

•	the company’s ability to align and work with customers to help them continue to develop the value of their payments businesses;

•	the company’s ability to advance commerce globally and displace cash and checks; and

•	the company’s ability to deliver on its commitments to create long-term value for customers, merchants and shareholders.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2007, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2008, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

Contacts:

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

Media Relations: Chris Monteiro, chris_monteiro@mastercard.com, 914-249-5826

###

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MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Revenues, net	$1,338,178	$1,082,850	$3,766,766	$2,994,912
Operating Expenses
General and administrative	493,740	432,848	1,435,089	1,262,838
Advertising and marketing	267,460	264,425	769,737	711,128
Litigation settlements	827,500	—	2,476,845	3,400
Charitable contributions to the MasterCard Foundation	—	10,000	—	10,000
Depreciation and amortization	28,742	22,274	81,956	71,490

Total operating expenses	1,617,442	729,547	4,763,627	2,058,856

Operating income (loss)	(279,264)	353,303	(996,861)	936,056
Other Income (Expense)
Investment income, net	22,626	146,322	163,081	219,036
Interest expense	(36,319)	(16,439)	(67,075)	(41,964)
Other income (expense), net	(715)	(879)	72,582	91,268

Total other income (expense)	(14,408)	129,004	168,588	268,340

Income (loss) before income taxes	(293,672)	482,307	(828,273)	1,204,396
Income tax expense (benefit)	(100,090)	167,846	(334,916)	422,743

Net Income (Loss)	$(193,582)	$314,461	$(493,357)	$781,653

Basic Net Income (Loss) per Share	$(1.49)	$2.32	$(3.79)	$5.76

Basic Weighted Average Shares Outstanding	129,536	135,357	130,342	135,687

Diluted Net Income (Loss) per Share	$(1.49)	$2.31	$(3.79)	$5.73

Diluted Weighted Average Shares Outstanding	129,536	136,228	130,342	136,502

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MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2008	December 31, 2007
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$2,071,457	$1,659,295
Investment securities, at fair value:
Trading	—	2,561
Available-for-sale	679,645	1,308,126
Municipal bonds held-to-maturity	154,000	—
Accounts receivable	610,760	532,633
Income taxes receivable	256,469	—
Settlement due from customers	625,185	712,558
Restricted security deposits held for customers	142,359	142,052
Prepaid expenses	261,334	156,258
Deferred income taxes	228,944	44,525
Other current assets	40,490	33,733

Total Current Assets	5,070,643	4,591,741
Property, plant and equipment, at cost (less accumulated depreciation of $280,439 and $250,888)	299,791	290,200
Deferred income taxes	654,481	263,143
Goodwill	239,297	239,626
Other intangible assets (less accumulated amortization of $377,624 and $347,977)	370,964	320,758
Investment securities available-for-sale, at fair value	219,015	—
Municipal bonds held-to-maturity	37,450	192,489
Prepaid expenses	299,664	274,962
Other assets	81,670	87,122

Total Assets	$7,272,975	$6,260,041

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$224,255	$252,391
Settlement due to customers	535,966	604,212
Restricted security deposits held for customers	142,359	142,052
Obligations under litigation settlements	1,569,623	107,235
Accrued expenses	1,061,297	1,071,557
Short-term debt	149,380	80,000
Other current liabilities	117,503	105,895

Total Current Liabilities	3,800,383	2,363,342
Deferred income taxes	76,181	71,278
Obligations under litigation settlements	1,243,551	297,201
Long-term debt	19,586	149,824
Other liabilities	363,523	346,469

Total Liabilities	5,503,224	3,228,114
Commitments and Contingencies
Minority interest	4,620	4,620
Stockholders’ Equity
Class A common stock, $.0001 par value; authorized 3,000,000,000 shares, 105,125,863 and 91,243,433 shares issued and 98,385,273 and 87,321,541 outstanding, respectively	10	9
Class B common stock, $.0001 par value; authorized 1,200,000,000 shares, 30,848,778 and 43,948,778 shares issued and outstanding, respectively	4	5
Class M common stock, $.0001 par value, authorized 1,000,000 shares, 1,713 and 1,664 shares issued and outstanding, respectively	—	—
Additional paid-in capital	3,309,413	3,312,380
Class A treasury stock, at cost, 6,740,590 and 3,921,892 shares, respectively	(1,250,000)	(600,532)
Retained earnings (accumulated deficit)	(475,559)	37,699
Accumulated other comprehensive income:
Cumulative foreign currency translation adjustments	197,603	216,651
Defined benefit pension and other postretirement plans, net of tax	(3,133)	(3,555)
Investment securities available-for-sale, net of tax	(13,207)	64,650

Total accumulated other comprehensive income	181,263	277,746

Total Stockholders’ Equity	1,765,131	3,027,307

Total Liabilities and Stockholders’ Equity	$7,272,975	$6,260,041

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MASTERCARD INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2008	2007
	(In thousands)
Operating Activities
Net income (loss)	$(493,357)	$781,653
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	81,956	71,490
Gain on sale of Redecard S.A. available-for-sale securities	(85,903)	(107,042)
Share based payments	44,217	35,909
Stock units settled in cash for taxes	(66,095)	(11,193)
Tax benefit for share based compensation	(48,901)	(7,598)
Impairment of investments	10,600	—
Accretion of imputed interest on litigation settlements	47,490	28,248
Deferred income taxes	(531,454)	(8,170)
Other	9,482	8,855
Changes in operating assets and liabilities:
Trading securities	2,561	7,225
Accounts receivable	(75,851)	(68,655)
Income taxes receivable	(256,469)	—
Settlement due from customers	74,875	(9,499)
Prepaid expenses	(105,880)	(32,657)
Other current assets	(9,759)	(1,375)
Prepaid expenses, non-current	(28,882)	(19,352)
Litigation settlement accruals	2,361,248	(10,525)
Accounts payable	(31,871)	(36,109)
Settlement due to customers	(58,448)	(18,038)
Accrued expenses	41,914	72,644
Net change in other assets and liabilities	49,111	41,852

Net cash provided by operating activities	930,584	717,663

Investing Activities
Purchases of property, plant and equipment	(51,250)	(59,339)
Capitalized software	(71,267)	(52,322)
Purchases of investment securities available-for-sale	(495,606)	(2,749,413)
Proceeds from sales and maturities of investment securities available-for-sale	851,987	2,928,342
Other investing activities	(2,223)	8,551

Net cash provided by investing activities	231,641	75,819

Financing Activities
Dividends paid	(59,576)	(53,805)
Cash proceeds from exercise of stock options	9,335	1,083
Tax benefit for share based compensation	48,901	7,598
Payment of debt	(80,000)	—
Purchase of treasury stock	(649,468)	(277,164)

Net cash used in financing activities	(730,808)	(322,288)

Effect of exchange rate changes on cash and cash equivalents	(19,255)	31,149

Net increase in cash and cash equivalents	412,162	502,343
Cash and cash equivalents — beginning of period	1,659,295	1,185,080

Cash and cash equivalents — end of period	$2,071,457	$1,687,423

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MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended September 30, 2008
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)	Acceptance Locations (Mil.)
All MasterCard Credit, Charge and Debit Programs
Asia Pacific	$95	23.6%	21.3%	$68	24.6%	803	$27	13.9%	176	176	192	7.6
Canada	27	16.5%	16.0%	23	15.2%	255	4	21.5%	6	33	39	0.8
Europe	209	23.0%	16.8%	154	17.1%	1,637	55	15.9%	279	183	197	8.2
Latin America	48	24.0%	15.5%	26	18.9%	452	23	11.9%	143	90	110	3.0
South Asia / Middle East / Africa	14	27.2%	32.9%	7	24.9%	98	7	42.9%	52	35	40	1.0
United States	268	4.7%	4.7%	218	6.6%	3,479	49	-3.3%	260	344	392	7.8
Worldwide	662	14.8%	12.3%	497	13.3%	6,724	165	9.5%	914	861	970	28.4
MasterCard Credit and Charge Programs
United States	162	-1.3%	-1.3%	141	1.5%	1,596	21	-16.6%	14	229	269
Worldwide less United States	311	21.1%	17.1%	248	19.2%	2,775	63	9.6%	257	431	486
Worldwide	472	12.4%	10.1%	388	12.1%	4,371	84	1.6%	272	660	755
MasterCard Debit Programs
United States	106	15.3%	15.3%	78	17.5%	1,884	28	9.6%	245	115	123
Worldwide less United States	84	30.3%	22.1%	30	17.6%	469	53	24.8%	397	86	92
Worldwide	190	21.4%	18.2%	108	17.5%	2,352	82	19.0%	643	201	215

	For the 9 Months ended September 30, 2008
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
Asia Pacific	$276	26.1%	19.8%	$195	23.4%	2,260	$80	11.9%	483	176	192
Canada	79	22.8%	13.8%	67	13.9%	710	11	13.0%	16	33	39
Europe	596	27.8%	17.4%	441	17.8%	4,652	155	16.2%	798	183	197
Latin America	139	26.2%	17.7%	72	20.3%	1,302	67	15.0%	418	90	110
South Asia / Middle East / Africa	39	29.5%	32.1%	21	25.5%	282	19	40.2%	147	35	40
United States	797	6.5%	6.5%	646	8.3%	10,221	151	-0.2%	771	344	392
Worldwide	1,926	17.6%	13.1%	1,442	14.0%	19,427	484	10.3%	2,633	861	970
MasterCard Credit and Charge Programs
United States	479	1.2%	1.2%	414	3.3%	4,675	65	-10.8%	44	229	269
Worldwide less United States	893	25.7%	17.5%	710	19.6%	7,886	183	10.1%	754	431	486
Worldwide	1,373	15.9%	11.2%	1,124	13.0%	12,561	249	3.7%	798	660	755
MasterCard Debit Programs
United States	318	15.8%	15.8%	232	18.3%	5,545	86	9.7%	726	115	123
Worldwide less United States	236	31.5%	21.0%	86	16.4%	1,321	150	23.9%	1,109	86	92
Worldwide	554	22.0%	18.0%	318	17.8%	6,867	236	18.3%	1,835	201	215

	For the 3 Months ended September 30, 2007
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
Asia Pacific	$77	21.5%	16.3%	$54	22.1%	658	$24	5.1%	138	155	168
Canada	23	21.2%	13.3%	20	14.1%	222	3	8.0%	5	28	34
Europe	170	26.0%	16.3%	125	17.0%	1,446	45	14.5%	250	158	171
Latin America	39	24.3%	20.3%	20	23.9%	393	19	16.8%	129	75	92
South Asia / Middle East / Africa	11	40.9%	36.4%	6	29.0%	88	5	47.0%	38	27	31
United States	256	7.7%	7.7%	205	9.4%	3,225	51	1.2%	250	330	384
Worldwide	576	16.6%	12.8%	430	14.1%	6,031	146	8.9%	811	772	879
MasterCard Credit and Charge Programs
United States	164	5.4%	5.4%	139	7.1%	1,602	25	-3.4%	18	230	275
Worldwide less United States	256	24.7%	16.8%	201	19.2%	2,408	55	8.6%	244	377	425
Worldwide	420	16.4%	12.0%	340	14.0%	4,009	80	4.6%	262	606	700
MasterCard Debit Programs
United States	92	12.1%	12.1%	66	14.7%	1,623	26	6.1%	232	100	108
Worldwide less United States	64	25.2%	18.7%	24	15.1%	399	40	20.9%	317	66	71
Worldwide	156	17.1%	14.7%	90	14.8%	2,022	66	14.6%	548	166	179

	For the 9 Months ended September 30, 2007
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
Asia Pacific	$219	19.6%	15.6%	$150	21.1%	1,869	$69	5.1%	394	155	168
Canada	64	17.6%	14.3%	55	14.4%	626	9	13.8%	15	28	34
Europe	466	24.8%	15.3%	345	15.9%	4,088	121	13.8%	715	158	171
Latin America	110	24.3%	21.8%	54	24.8%	1,120	56	19.0%	374	75	92
South Asia / Middle East / Africa	30	38.6%	41.3%	17	31.8%	253	13	55.6%	111	27	31
United States	748	10.9%	10.9%	597	13.1%	9,342	152	3.2%	738	330	384
Worldwide	1,638	17.3%	14.0%	1,218	15.6%	17,297	420	9.8%	2,346	772	879
MasterCard Credit and Charge Programs
United States	474	5.1%	5.1%	401	7.4%	4,604	73	-6.1%	51	230	275
Worldwide less United States	710	22.9%	16.4%	555	18.6%	6,820	156	9.1%	705	377	425
Worldwide	1,184	15.1%	11.6%	956	13.6%	11,424	229	3.7%	756	606	700
MasterCard Debit Programs
United States	275	22.7%	22.7%	196	26.7%	4,738	79	13.6%	687	100	108
Worldwide less United States	179	24.9%	18.7%	66	14.5%	1,135	113	21.3%	904	66	71
Worldwide	454	23.5%	21.1%	262	23.4%	5,873	191	18.0%	1,591	166	179

Note that columns in the tables above may not add due to rounding; growth represents change from the comparable year-ago period.

MasterCard Incorporated – Page 10

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts, cards and acceptance locations on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards, Mondex® transactions and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts in connection with which functional cards are not generally issued. Acceptance locations include merchant locations, ATMs and other locations where cash may be obtained.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. In order to provide a true indication of how broadly our cards can be used, MasterCard seeks to provide the most accurate acceptance figures possible and to maintain that MasterCard acceptance is unsurpassed worldwide by periodically validating our results with third parties. The data set forth in the acceptance locations column is derived through a proprietary methodology designed to minimize the impact of multiple acquiring in certain markets. This data is based on information provided by our customers and other third parties and is subject to certain limited verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of MasterCard’s website at www.mastercard.com.

MasterCard Incorporated – Page 11

Reconciliation to Total Operating Expenses, Total Other Income, Net Income and Earnings Per Share

($ million)	For the three months ended 9/30/08			For the three months ended 9/30/07			YOY Growth
	Actual	Special Items	As Adjusted	Actual	Special Items	As Adjusted	As Adjusted
Revenues, net	$1,338	$—	$1,338	$1,083	$—	$1,083	23.6%
Operating Expenses
General and administrative	494	—	494	433	—	433	14.1%
Advertising and marketing	267	—	267	264	—	264	1.1%
Litigation settlements	828	828 a	—	—	—	—	—
Charitable contributions to the MasterCard Foundation	—	—	—	10	—	10	NM
Depreciation and amortization	29	—	29	22	—	22	29.0%

Total operating expenses	1,617	828	790	730	—	730	8.3%

Operating income (loss)	(279)	828	548	353	—	353	55.2%
Operating Margin	(20.9%)	—	41.0%	32.6%	—	32.6%	8.4	ppt.
Other Income (Expense)
Investment income, net	23	—	23	146	—	146	(84.5%)
Interest expense	(36)	—	(36)	(16)	—	(16)	120.9%
Other income, net	(1)	—	(1)	(1)		(1)	(18.7%)

Total other income (expense)	(14)	—	(14)	129	—	129	(111.2%)

Income (loss) before income taxes	(294)	828	534	482	—	482	10.7%
Income tax expense (benefit)	(100)	312	212	168	—	168	26.3%

Net Income (Loss)	$(194)	$516	$322	$314	$—	$314	2.3%

Basic Net Income (Loss) per Share	$(1.49)	$3.97	$2.48	$2.32	$—	$2.32	6.9%

Diluted Net Income (Loss) per Share	$(1.49)	$3.96	$2.47	$2.31	$—	$2.31	6.9%

($ million)	For the nine months ended 9/30/08				For the nine months ended 9/30/07				YOY Growth
	Actual	Special Items		As Adjusted	Actual	Special Items		As Adjusted	As Adjusted
Revenues, net	$3,767	$—		$3,767	$2,995	—		$2,995	25.8%
Operating Expenses
General and administrative	1,435	—		1,435	1,263	—		1,263	13.6%
Advertising and marketing	770	—		770	711	—		711	8.2%
Litigation settlements	2,477	2,477	a	—	3	3	a	—	NM
Charitable contributions to the MasterCard Foundation	—	—		—	10	—		10	(100.0%)
Depreciation and amortization	82	—		82	71	—		71	14.6%

Total operating expenses	4,764	2,477		2,287	2,059	3		2,056	11.3%

Operating income (loss)	(997)	2,477		1,480	936	3		939	57.5%
Operating Margin	(26.5%)	—		39.3%	31.3%	—		31.4%	7.9	ppt.
Other Income (Expense)
Investment income, net	163	—		163	219	—		219	(25.5%)
Interest expense	(67)	—		(67)	(42)	—		(42)	59.8%
Other income, net	73	75	b	(2)	91	90	c	1	NM

Total other income (expense)	169	75		94	268	90		178	(47.5%)

Income (loss) before income taxes	(828)	2,402		1,574	1,204	(87)		1,117	40.8%
Income tax expense (benefit)	(335)	913		578	423	(30)		393	47.2%

Net Income (Loss)	$(493)	$1,489		$996	$782	$(57)		$724	37.3%

Basic Net Income (Loss) per Share	$(3.79)	$11.43		$7.64	$5.76	$(0.42)		$5.34	43.1%

Diluted Net Income (Loss) per Share	$(3.79)	$11.38		$7.59	$5.73	$(0.42)		$5.31	42.9%

[a]	Litigation settlements
[b]	Gain from the termination of a customer business agreement
[c]	Other income related to a settlement agreement to discontinue the company’s sponsorship of the 2010 and 2014 World Cup soccer events

NM = Not meaningful

Note that the figures in the preceding tables may not sum due to rounding

MasterCard Incorporated – Page 12

Reconciliation to Effective Tax Rate

	GAAP Actual	GAAP Effective Tax Rate	Litigation Settlements	Non- GAAP Adjusted	Adjusted Effective Tax Rate Non-GAAP
	(In millions, except percentages)
Three months ended September 30, 2008:
Income (loss) before income taxes	$(294)	34.1%	$828	$534	39.7%
Income tax expense (benefit)	(100)		312	212

Net income (loss)	$(194)		$516	$322

	GAAP Actual	GAAP Effective Tax Rate	Litigation Settlements	Non- GAAP Adjusted	Adjusted Effective Tax Rate Non-GAAP
	(In millions, except percentages)
Nine months ended September 30, 2008:
Income (loss) before income taxes	$(828)	40.4%	$2,477	$1,649	36.6%
Income tax expense (benefit)	(335)		939	604

Net income (loss)	$(493)		$1,538	$1,045

Note that the figures in the preceding tables may not sum due to rounding

For more information about these reconciliations, refer to MasterCard Incorporated’s Form 8-K filed with the Securities and Exchange Commission on November 3, 2008.

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